United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-KA
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

                        Date of Report: September 9, 2004

                        Commission File Number: 000-09419


                          Matrix Energy Services Corp.

        Nevada                                          84-0811647
(Jurisdiction of Incorporation)            (I.R.S. Employer Identification No.)

5416 Birchman Ave., Fort Worth Texas                    76107
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:           (817) 377-4464

Check the appropriate box below if the Form 8-KA filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company previously filed an 8K on September 11, 2004 stating it had disposed of assets in lieu of the forgiveness of debt. The filing referred to Rife Oil Properties and Rife Oil Properties, Inc. as the operator of the Corsicana leasehold. Rife Oil Properties, Inc. filed for relief under Chapter 11 of Bankruptcy Code on April 12, 2002. On September 30, 2003, M.O. Rife III, the Chairman of the Company, assumed certain liabilities of Rife Oil Properties, Inc. and also purchased the personal property, which included the name "Rife Oil Properties" from the Chapter 11 Trustee appointed by the United States Bankruptcy Court. Mr. Rife subsequently assigned the personal property purchased

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from the Chapter 11 Trustee to Texas M.O.R., Inc., a Texas "C" corporation, which began to conduct business under the name "Rife Oil Properties." The previously filed 8K did not state that Rife Oil Properties and/or Rife Oil Properties, Inc. are a d/b/a for Texas M.O.R., Inc. as is the case. Texas M.O.R., Inc., d/b/a Rife Oil Properties is solely owned and controlled by M.O. Rife III.

On September 9, 2004, the Board of Directors for Matrix Energy Services, Corp. held a meeting of its Board of Directors. The members of the Board, M.O. Rife III, Joe Bill Bennett and Mark Zouvas were present. The purpose of this meeting was to discuss the inability of the Company to pay its joint operating expenses on its Corsicana leasehold, which controls 200 producing wells in Corsicana, Texas. The Board made the following motions and accepted the following resolutions.

In 1997, the Company, under its predecessor name, Titan Energy Corp. executed a joint operating agreement with Rife Oil Properties, Inc., to operate the wells located on the Corsicana leasehold. Texas M.O.R., Inc., d/b/a Rife Oil Properties assumed the responsibilities for operating the Corsicana field on September 30, 2003. Texas M.O.R., Inc., d/b/a Rife Oil Properties is solely owned and controlled by M.O. Rife III. Mr. Rife is also the Chairman of the Board of Matrix Energy Services Corp. and was Chairman of the Board of Titan Energy Corp. at the time of the execution of the operating agreement.

Provisions within the operating agreement between Rife Oil Properties, Inc., which was assumed by Texas M.O.R., Inc., d/b/a Rife Oil Properties, and the Company provide for the operator to take title and possession of the contract area (Corsicana Leasehold) in the event the non-operator (Matrix) cannot pay its joint operating expenses within sixty (60) days of the due date of the operating expense invoices. Transference of the leasehold estate under this scenario is through judicial proceedings.

The Company has not been able to pay its joint operating invoices for the Corsicana leasehold for past eighteen months. Prior to that point in time, operating deficits for the Corsicana property had been funded through a series of loans made to the Company by related parties. The current amount owed to Texas M.O.R., Inc., d/b/a Rife Oil Properties from Matrix for joint operating expenses is $136,117.11.

Recently, the State of Texas declared swabbing, which is the process of lifting oil from depleted wells via mobile unit, to be detrimental to the environment and have informed all operators to cease swabbing operations. The Corsicana property derived a majority of its revenue from swabbing the wells in the leasehold. The Company does not believe the property can generate enough revenue to cover its costs in this environment.

To avoid judicial proceedings and the appurtenant costs associated with an action, The Company and has elected to consent to the forfeiture of its interest in the Corsicana leasehold to the operator, Texas M.O.R., Inc., d/b/a Rife Oil Properties in lieu of its outstanding debt relating to the joint operating expenses.

Section 8 - Other Events

Item 8.01 - Other Events

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On September 9, 2004, at a meeting of the Board of Directors of the Registrant,
Matrix Energy Services Corp., the Directors elected to accept two compromise settlement agreements converting its outstanding debt to shares of its common stock. Specifically, the Registrant agreed to issue 25,245,586 shares of its common stock to Business Exchange Investments, inc. in lieu of canceling $378,683.79 of outstanding notes payable. Additionally, the Registrant agreed to issue 16,650,229 shares of its common stock to MOROIL, Inc. in lieu of canceling $249,753.43 of outstanding notes and accounts payable. MOROIL, Inc. is solely owned by the Chairman of the Board of Matrix Energy Services Corp., M.O. Rife III.












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                                   Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Matrix Energy Services Corp.
By
Dated: September 9, 2004
Matrix Energy Services Corporation


By:
M.O. Rife III, Chairman of the Board


By:
Joe Bill Bennett, CEO and Director

By:
Mark S. Zouvas, CFO/Director